Exhibit 21

SUBSIDIARIES

The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated
AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware

State Industries, Inc.	Tennessee

A. O. Smith Holdings (Barbados) SRL	Barbados

A. O. Smith Enterprises Ltd.	Canada

A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith Electrical Products (Changzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Shenzhen) Co., Ltd.	China
A. O. Smith Electrical Products (Suzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Taizhou) Co., Ltd.	China
A. O. Smith (Shanghai) Consulting Co., Ltd.	China

A. O. Smith L’eau chaude S.a.r.l.	France

A. O. Smith Warmwasser-Systemtechnik GmbH	Germany

A. O. Smith Electrical Products Limited Liability Company	Hungary

A. O. Smith Electric Motors (Ireland) Ltd.	Ireland
A. O. Smith Holdings (Ireland) Ltd.	Ireland

IG-Mex, S. de R.L. de C.V.	Mexico
Motores Electricos de Juarez, S. de R.L. de C.V.	Mexico
Motores Electricos de Monterrey, S. de R.L. de C.V.	Mexico
Productos de Agua, S. de R.L. de C.V.	Mexico
Productos Electricos Aplicados, S. de R.L. de C.V.	Mexico

A.O. Smith Electrical Products B.V.	The Netherlands
A.O. Smith Holdings B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company, B.V.	The Netherlands

A. O. Smith Electrical Products (S.E.A.) Pte Ltd.	Singapore

A. O. Smith Electrical Products Limited	United Kingdom
State Water Heaters (U.K.) Limited	United Kingdom

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